EX-99.23.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use of our reports dated June 27, 2005 for the Croft-Leominster Value Fund and Croft-Leominster Income Fund and to all references to our firm included in or made part of this Post-Effective Amendment #12 to the Croft Funds Corporation Registration Statement on Form N-1A (file No. 33-81926), including the references to our firm under the heading “Financial Highlights” in the Prospectus and the heading “Independent Auditors” in the Statement of Additional Information.

/s/Cohen McCurdy, Ltd.

Westlake, Ohio

July 1, 2005